NAME OF REGISTRANT:
TEMPLETON DRAGON FUND, INC.
FILE NO. 811-08874

EXHIBIT ITEM NO. 77(C) MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS


The Annual Meeting of Shareholders of the Templeton Dragon Fund, Inc. (the "Fund") was held at the Fund's offices, 500 E. Broward Blvd., Fort Lauderdale, Florida, on May 25, 2004. The purpose of the meeting was to elect four (4) Directors of the Fund. At the meeting on May 25, 2004, the following persons were elected by the shareholders to serve as Directors of the Fund:
Martin L. Flanagan, Edith E. Holiday, Charles B. Johnson and Frank A. Olson.*
No other business was transacted at the meetings.

The results of the voting at the Annual Meeting is as follows:

Proposal:  The election of four (4) Directors:

                                                % OF          % OF                          % OF        % OF
                                            OUTSTANDING      VOTED                      OUTSTANDING    VOTED
  TERM EXPIRING 2006:             FOR         SHARES        SHARES        WITHHELD        SHARES      SHARES
--------------------------------------------------------------------------------------------------------------
  Frank A. Olson............... 32,884,878     87.07%        97.78%        747,259          1.98%      2.22%

  TERM EXPIRING 2007:
-----------------------
  Martin L. Flanagan........... 33,092,417     87.62%        98.40%        539,720          1.43%      1.60%
  Edith E. Holiday............. 32,973,566     87.30%        98.04%        658,571          1.74%      1.96%
  Charles B. Johnson........... 33,024,331     87.44%        98.19%        607,806          1.61%      1.81%

* HARRIS J. ASHTON, FRANK J. CROTHERS, S. JOSEPH FORTUNATO, GORDON S. MACKLIN, FRED R. MILLSAPS AND CONSTANTINE D. TSERETOPOULOS CURRENTLY SERVEN HAS INDEPENDENT DIRECTORS AND NICHOLAS F. BRADY CURRENTLY SERVES AS INTERESTED DIRECTOR. THEIR TERMS OF OFFICE CONTINUED AFTER THE ANNUAL MEETING OF SHAREHOLDERS.